Exhibit 99

NEWS RELEASE

Media Information Contact:
Barry B. Davall, President & CEO
Community Partners Bancorp
(732) 706-9009

For Immediate Release

     Community Partners Bancorp
Reports First Quarter Operating Results
of Two River Community Bank and The Town Bank

Middletown, New Jersey – May 3, 2006

Community Partners Bancorp (NASDAQ: “CPBC”), the holding company for Two River Community Bank and The Town Bank, reported earnings and asset growth for each of its subsidiaries for the first quarter of 2006.

On April 3, 2006, Community Partners Bancorp announced that it had completed the transaction by which it became the new holding company for Two River Community Bank, which is headquartered in Middletown, New Jersey and The Town Bank, which is headquartered in Westfield, New Jersey. Consolidated financial positions and results of operations will be reported prospectively from the date of the transaction.

Two River Community Bank reported net income of $483,000 for the quarter ended March 31, 2006 compared to net income of $430,000 for the first quarter of 2005, an increase of $53,000, or 12.3% .

Two River’s assets totaled $286.9 million at March 31, 2006, an increase of $18.6 million, or 6.9% over December 31, 2005 assets of $268.3 million. The Bank’s loan portfolio, net of allowances for loan losses, increased to $225.3 million at March 31, 2006, compared to $213.9 million at the end of 2005, an increase of $11.4 million, or 5.3% . Total deposits increased to $251.8 million at March 31, 2006, compared to $236.4 million at December 31, 2005, an increase of $15.4 million, or 6.5% . At March 31, 2006, the Bank’s allowance for loan losses amounted to $2.5 million, or 1.10% of loans, and the Bank had no non-performing assets.

The Town Bank reported pre-tax income before merger-related expenses of $657,000 for the quarter ended March 31, 2006, compared to pre-tax income of $540,000 for the first quarter of 2005, an increase of $117,000, or 21.7% . Net income before merger-related expenses was $392,000 for the quarter ended March 31, 2006 compared to net income of $414,000 for the first quarter of 2005, a decrease in earnings of $22,000, or 5.3% . Net income after merger-related expenses amounted to $146,000 for the first quarter of 2006.

Town Bank’s assets totaled $177.0 million at March 31, 2006, an increase of $11.4 million, or 6.9% over December 31, 2005 assets of $165.6 million. Town Bank’s loan portfolio, net of allowance for loan losses increased $137.5 million at March 31, 2006, compared to $136.5 million at the end of 2005, an increase of $1.0 million, or 0.7% . Total deposits increased to $159.7 million at March 31, 2006, compared to $148.5 million at December 31, 2005, an increase of $11.2 million, or 7.5% . At March 31, 2006, the Bank’s allowance for loan losses amounted to $1.5 million, or 1.10% of loans, and the Bank had no non-performing assets.

Barry B. Davall, President & CEO of Community Partners Bancorp, stated, “We are greatly excited about this strategic alliance and the benefits that it will produce for our customers and Community Partners’ shareholders.” Two River Community Bank has nine branch offices located throughout Monmouth County, and The Town Bank has two branches located in Union County.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, our ability to achieve sufficient operational integration of the banks, changes in the direction of the economy in New Jersey, the direction of interest rates, effective income tax rates, loan prepayment assumptions, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of general economic conditions and legal and regulatory barriers and structure. Community Partners Bancorp assumes no obligation for updating any such forward-looking statements at any time.

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